March 2011

Pricing Sheet dated March 3, 2011 relating to Amendment No. 1 to Preliminary Pricing Supplement No. 677 dated February 24, 2011 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Buffered Performance Securities Based on the S&P 100® Index due September 9, 2013
PRICING TERMS – MARCH 3, 2011
Issuer:	Morgan Stanley
Aggregate principal amount:	$20,000,000
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	March 3, 2011
Original issue date:	March 8, 2011 (3 business days after the pricing date)
Maturity date:	September 9, 2013
Underlying index:	The Standard & Poor’s 100 Index
Payment at maturity:
▪  If the final index value is greater than the initial index value:
$10 + the upside payment
▪  If the final index value is equal to the initial index value or has decreased from the initial index value by an amount less than or equal to 5%:
$10 x index performance factor
This amount will be less than or equal to $10 but greater than or equal to $9.50 per security.
▪  If the final index value has decreased from the initial index value by an amount greater than 5% but less than or equal to 30%:
$9.50
▪  If the final index value has decreased from the initial index value by an amount greater than 30%:
($10 x index performance factor) + $2.50
This amount will be less, and possibly significantly less, than the $10 stated principal amount.  However, under no circumstances will the payment due at maturity be less than $2.50 per security.

Upside payment:	$10 x index percent increase x participation rate
Participation rate:	103.1%
Minimum payment at maturity:	$2.50 per security
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	595.98
Final index value:	The index closing value on the valuation date
Valuation date:	September 4, 2013, subject to postponement for non-index business days or certain market disruption events
Interest:	None
CUSIP:	61760E606
ISIN:	US61760E6068
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	$10.00	$0.03	$9.97
Total	$20,000,000	$60,000	$19,940,000
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.03 for each security they sell. For additional information, see “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 100®,” “Standard & Poor’s 100” and “100” are trademarks of Standard & Poor’s Financial Services LLC, an affiliate of The McGraw-Hill Companies, Inc., and have been licensed for use by Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services LLC or The McGraw-Hill Companies, Inc., and Standard & Poor’s Financial Services LLC or The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the securities.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Pricing Supplement No. 677 dated February 24, 2011
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.